Exhibit 4.2

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE  (this “Second Supplemental Indenture”), dated as of February 26, 2010, among Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation (the “Successor”), PepsiAmericas, Inc., a Delaware corporation (“PepsiAmericas”) and The Bank New York Mellon Trust Company, N.A. (as ultimate successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture (as defined below).

WHEREAS, PepsiAmericas and the Trustee have heretofore executed and delivered a certain indenture, dated as of January 15, 1993 (as previously amended and as amended and supplemented hereby, the “Indenture”) providing for the issuance of Securities;

WHEREAS, PepsiAmericas, the Successor and PepsiCo, Inc., a North Carolina corporation (“PepsiCo”) have entered into an Agreement and Plan of Merger, dated as of August 3, 2009 (as amended or modified, the “Merger Agreement”), which contemplates the filing of a certificate of merger with the Delaware Secretary of State and, if applicable, the New Jersey Department of Treasury, Division of Revenue, each providing for the merger (the “Merger”) of PepsiAmericas with and into the Successor, with the Successor continuing its corporate existence under the laws of the State of New Jersey;

WHEREAS, Sections 11.01 and 11.02 of the Indenture provide, among other things, that the Company may consolidate with or merge into another Person, provided that, among other things, the continuing corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee;

WHEREAS, Sections 10.01(a) and 11.01 of the Indenture provide, among other things, that, without the consent of any Holders, the Company, when authorized by a Certified Board Resolution, and the Trustee may at any time and from time to time, enter into an indenture or indentures supplemental to the Indenture to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company, such supplemental indenture to also be executed and delivered by such successor corporation;

WHEREAS, the Successor and PepsiAmericas desire and have requested that the Trustee join in the execution of this Second Supplemental Indenture for the purpose of evidencing such succession and assumption by the Successor, and the discharge of PepsiAmericas of all obligations and covenants under the Indenture and the Securities;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been authorized by resolutions of the boards of directors of the Successor and PepsiAmericas; and

WHEREAS, all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, the Successor, PepsiAmericas and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE ONE

REPRESENTATIONS OF PEPSIAMERICAS AND THE SUCCESSOR

Each of PepsiAmericas and the Successor represents and warrants to the Trustee, with respect to itself, as follows:

SECTION 1.1.  It is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation as set forth in the preamble hereto.

SECTION 1.2.  The execution, delivery and performance by it of this Second Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

SECTION 1.3.  The Merger will become effective in accordance with the terms of the Merger Agreement and the laws of the State of Delaware and the State of New Jersey when the certificate of merger is duly filed with the Delaware Secretary of State and, if applicable, the New Jersey Department of Treasury, Division of Revenue, or at such later time as may be agreed by PepsiCo and PepsiAmericas and specified in the certificate of merger (the time the Merger becomes effective being the “Effective Time”).  Notice of the Effective Time shall be promptly provided by the Successor to the Trustee.

SECTION 1.4.  Immediately after giving effect to the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SECTION 1.5.  This Second Supplemental Indenture is executed and delivered pursuant to Sections 10.01(a) and 11.01 of the Indenture and does not require the consent of or notice to any Holders.

ARTICLE TWO

ASSUMPTION AND AGREEMENTS

SECTION 2.1.  The Successor hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of the Company to be performed or observed.

SECTION 2.2.  Securities authenticated and delivered after the execution of this Second Supplemental Indenture may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Second Supplemental Indenture.

SECTION 2.3.  The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor had been named as the Company therein, and at the Effective Time PepsiAmericas shall be relieved and discharged of all obligations and covenants under the Indenture and the Securities.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1.  The recitals contained herein shall be taken as the statements of PepsiAmericas and the Successor, as applicable, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or the Merger Agreement.

SECTION 3.2.  If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern this Second Supplemental Indenture, the latter provision shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 3.3.  Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

SECTION 3.4.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Illinois.

SECTION 3.5.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.6.  Notwithstanding anything to the contrary elsewhere herein, this Second Supplemental Indenture shall become effective only as of the Effective Time.  If PepsiCo shall notify the Trustee in writing that the Effective Time will not occur, then the provisions hereof shall not become effective.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC.
By:	/s/ J. Darrell Thomas
	Name:	J. Darrell Thomas
	Title:	Vice President and Treasurer

PEPSIAMERICAS, INC.
By:	/s/ Alexander H. Ware
	Name:	Alexander H. Ware
	Title:	Executive Vice President and Chief Financial Officer

THE BANK NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ Medita A. Vucic
	Name:	Medita A. Vucic
	Title:	Vice President